NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 19, 2012	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
THIRD QUARTER 2012 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2012, reporting net income of $50.8 million for the quarter compared with net income of $50.0 million for the third quarter of 2011. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending September 30, 2012, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 0.48 percent, the approximate daily average three-month LIBOR yield for the third quarter plus five basis points. The dividend, based on average stock outstanding for the third quarter of 2012, will be paid on November 2, 2012.

“We continue to provide members with the reliable liquidity and term funding they need to serve their communities in this uncertain, slow-growth economy,” said President and Chief Executive Officer Edward A. Hjerpe III. “Retained earnings reached a record $538.2 million during the quarter, and market value of equity continues to improve. We are increasingly well positioned to support our membership into the future.”

2012 Third Quarter Operating Highlights

Net income for the quarter ending September 30, 2012, was $50.8 million, compared with net income of $50.0 million for the third quarter of 2011. These results led to a $5.7 million contribution to the Bank's Affordable Housing Program for the quarter. Additionally, the Bank's income for the third quarter of 2012 was significantly increased by $12.0 million in net prepayment fees from advances (1) and investments.

Credit-related other-than-temporary impairment charges on certain private-label mortgage-backed securities were $1.1 million for the third quarter of 2012, compared with the $7.2 million recorded for such charges in the third quarter of 2011. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $200.5 million at September 30, 2012. Additionally, other (loss) income for the third quarter of 2012 declined to a net loss of $698,000 from a net loss of $1.7 million in the third quarter of 2011, due primarily to the reduction in net losses on derivatives and hedging activities of $15.4 million, offset by a decline in the net unrealized gains on trading securities of $9.0 million and a $5.0 million expense for the early retirement of debt in the third quarter of 2012. The $5.0 million expense on the early retirement of debt in 2012 resulted principally from the retirement of debt in connection with the prepayment of advances.

Net interest income after provision for credit losses for the quarter ending September 30, 2012, was $73.3 million, compared with $80.4 million for the third quarter of 2011. Average earning assets declined from $50.9 billion for the third quarter of 2011, to $47.1 billion for the third quarter of 2012 contributing to the $7.1 million decrease in net interest income after provision for credit losses in the third quarter of 2012.

The decline in average earning assets was driven by a $4.2 billion drop in average investments balances offset by a $249.6 million increase in average advances balances. Average balances of advances increased slightly from $24.8 billion during the third quarter of 2011 to $25.0 billion during the third quarter of 2012. Net prepayment fees of $12.0 million in the third quarter of 2012, compared with net prepayment fees of $9.9 million in the third quarter of 2011, partially offset the decline in net interest income resulting from the decline in average earning assets.

Net interest spread was 0.53 percent for the quarter ended September 30, 2012, a 2 basis point decrease from the third quarter of 2011, and net interest margin was 0.61 percent, a 2 basis point decrease from the third quarter of 2011. The decrease in net interest spread was primarily due to the 2 basis point increase in the average yield on earning assets offset by the 4 basis point increase in average yield on interest-bearing liabilities, while the decline in net interest margin was primarily attributable to the $3.8 billion decline in average earning assets.

Because prepayment-fee income recognized during these periods does not necessarily represent a trend that will continue in future periods, and due to the fact that prepayment-fee income represents a one-time fee recognized in the period in which the corresponding advance or investment security is prepaid, the Bank believes it is important to review the results of net interest spread and net interest margin excluding the impact of prepayment-fee income. These results are presented in the following table (dollars in thousands).

	For the Three Months Ended September 30, 2012
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$47,129,969	$178,383	1.51%	$47,129,969	$166,370	1.40%
Total interest-bearing liabilities	42,791,824	105,582	0.98%	42,791,824	105,582	0.98%
Net interest income		$72,801			$60,788
Net interest spread			0.53%			0.42%
Net interest margin			0.61%			0.51%

	For the Three Months Ended September 30, 2011
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$50,880,339	$191,071	1.49%	$50,880,339	$181,199	1.41%
Total interest-bearing liabilities	46,630,744	110,661	0.94%	46,630,744	110,661	0.94%
Net interest income		$80,410			$70,538
Net interest spread			0.55%			0.47%
Net interest margin			0.63%			0.55%

Notwithstanding the Bank's success in achieving strong net interest spread and net interest margin for the quarter, the Bank expects these measurements to decline gradually over the next several quarters based on the continuing low interest-rate environment. The decline in the Bank's average earning assets since December 31, 2008, is likely to negatively impact future earnings, particularly since reinvestment opportunities are not as profitable in this low interest-rate environment.

Third Quarter 2012 Balance-Sheet Highlights

Total assets declined 8.5 percent to $45.7 billion at September 30, 2012, down from $50.0 billion at year-end 2011. During this nine-month period, investments declined by $3.4 billion, or 16.1%, and advances decreased $1.3 billion to $23.9 billion, compared with $25.2 billion at year-end 2011.

Total investments were $17.9 billion at September 30, 2012, a decrease of $3.4 billion, or 16.1%, compared with $21.4 billion at December 31, 2011. The decrease was due to a $2.9 billion decline in short-term money-market investments, reflecting a decreased need for these kinds of investments to satisfy liquidity requirements, a desire to reduce exposure in unsecured investments and narrowing yields relative to our funding costs. The par value of private-label MBS declined to $2.3 billion at September 30, 2012, a decline of $277.5 million from December 31, 2011, while the carrying value of private-label MBS declined to $1.4 billion at September 30, 2012, a decline of $197.9 million from December 31, 2011. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion in September 2007.

Investments in mortgage loans totaled $3.4 billion at September 30, 2012, an increase of $322.3 million from year-end 2011.

GAAP capital at September 30, 2012, was $3.47 billion, a decrease of $22.5 million from $3.49 billion at year-end 2011. Restricted retained earnings totaled $53.7 million at September 30, 2012, while total retained earnings at September 30, 2012, grew to $538.2 million, an increase of $140.1 million from December 31, 2011. Accumulated other comprehensive loss totaled $504.7 million at September 30, 2012, an improvement of $29.7 million from December 31, 2011.

The Bank remained in compliance with all regulatory capital ratios at September 30, 2012, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2012.(2) At September 30, 2012, the Bank's total regulatory capital-to-assets ratio was 9.2 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.2 billion, exceeding its $736.6 million minimum regulatory risk-based capital requirement. Additionally, the Bank's internal minimum capital requirement, which is the sum of the Bank's 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.7 billion at September 30, 2012, which was satisfied by the Bank's actual regulatory capital of $4.2 billion. The ratio of the Bank's market value of equity to its par value of capital stock was 104 percent at September 30, 2012, compared with 95 percent at December 31, 2011.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2012	6/30/2012	12/31/2011
ASSETS
Advances	$23,915,687	$26,456,739	$25,194,898
Investments (3)	17,948,073	19,363,944	21,379,548
Mortgage loans held for portfolio, net	3,431,534	3,311,457	3,109,223
Other assets	447,241	631,087	284,668
Total assets	$45,742,535	$49,763,227	$49,968,337

LIABILITIES
Consolidated obligations, net	$40,232,471	$44,232,904	$44,531,253
Deposits	685,328	668,836	654,246
Mandatorily redeemable capital stock	215,863	215,863	227,429
Other liabilities	1,142,297	1,261,370	1,066,375

CAPITAL
Class B capital stock	3,433,016	3,420,870	3,625,348
Retained earnings - unrestricted	484,574	448,330	375,158
Retained earnings - restricted (4)	53,660	43,496	22,939
Total retained earnings	538,234	491,826	398,097
Accumulated other comprehensive loss	(504,674)	(528,442)	(534,411)
Total capital	3,466,576	3,384,254	3,489,034
Total liabilities and capital	$45,742,535	$49,763,227	49,968,337

Total regulatory capital-to-assets ratio	9.2%	8.3%	8.5%
Ratio of market value of equity (MVE) to par value of capital stock (5)	104%	98%	95%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2012	6/30/2012	9/30/2011	9/30/2012	9/30/2011

Total interest income	$178,383	$196,294	$191,071	$551,738	$578,463
Total interest expense	105,582	106,742	110,661	321,043	354,513
Net interest income	72,801	89,552	80,410	230,695	223,950
Net interest income after provision for credit losses	73,324	89,935	80,410	232,752	225,408
Net other-than-temporary impairment losses on investment securities recognized in income	(1,092)	(1,492)	(7,210)	(5,544)	(73,588)
Other (loss) income	(698)	(10,531)	(1,659)	(9,984)	13,840
Operating expense	12,785	13,256	13,767	39,165	39,340
Other expense	2,254	2,415	2,215	7,291	9,765
AHP assessment	5,675	6,253	5,573	17,160	10,592
REFCorp assessment (6)	—	—	—	—	11,078
Total assessments	5,675	6,253	5,573	17,160	21,670
Net income	$50,820	$55,988	$49,986	$153,608	$94,885

Performance Ratios:
Return on average assets	0.43%	0.49%	0.39%	0.43%	0.24%
Return on average equity (7)	5.92%	6.70%	5.84%	6.01%	3.79%
Net interest spread	0.53%	0.68%	0.55%	0.56%	0.48%
Net interest margin	0.61%	0.78%	0.63%	0.65%	0.56%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, under certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Bank's annual report on Form 10-K filed with the SEC on March 23, 2012 (the 2011 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2011 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in the 2011 Annual Report.

(6)
The Federal Home Loan Banks satisfied their obligation to REFCorp in the second quarter of 2011. For additional information, see Item 1 — Business — Assessments — REFCorp Assessment in the 2011 Annual Report.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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